Exhibit 16.1

February 2, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by NOTABLE LABS, LTD. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of NOTABLE LABS, LTD. dated January 30, 2024. We agree with the statements concerning our Firm contained therein.

Very truly yours,

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
February 2, 2024	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited